Exhibit 99.1
For Release at 8:00 AM EDT on Monday, September 20, 2010
Gasco Energy Announces Changes in Officers and Directors
Chuck Crowell Named Chairman of Board
King Grant to be Named, Chief Executive Officer and Director
DENVER — September 20, 2010 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced changes to its officers and directors and a plan of succession.
Effective immediately, the Board of Directors has appointed Director Charles B. Crowell to serve as the Company’s Chairman of the Board of Directors, replacing Mark A. Bruner as Chairman. Mr. Bruner will remain as a Director. In addition, Mr. Crowell announced his planned retirement as chief executive officer effective January 1, 2011, he will continue to serve as Chairman of the Board of the Company. Mr. Crowell has served on various committees of Gasco’s Board of Directors since July 2002.
The Board also unanimously agreed that the Company’s current president and chief financial officer, W. King Grant, would be appointed as chief executive officer upon Mr. Crowell’s resignation. Effective immediately, the Board also appointed Mr. Grant to serve as a member of the Board of Directors. Mr. Grant has been an officer of the Company in various positions since July 2001.
Management Comment
Commenting on the new composition of officers and directors, Gasco’s Chairman of the Board Chuck Crowell said: “The Board of Directors is pleased to announce today’s orderly plan of succession for officers and Directors. On behalf of the Board, I would like to welcome King as a member of the Board of Directors and look forward to his contributions as a Director. Along with senior management of the Company, we will work together for the remainder of 2010 to ensure a smooth transition when King takes over as CEO. King is a dedicated and effective executive for Gasco and its shareholders. This management change is indicative of the faith that the Board has in his performance and his ability to continue to manage Gasco’s future.”
About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044
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